EXHIBIT 21.1
SUBSIDIARIES OF FARMER BROS. CO.

FBC Finance Company, a California corporation
Coffee Bean Holding Co., Inc., a Delaware corporation, the parent company of Coffee Bean International, Inc., an Oregon corporation
Coffee Bean International, Inc., an Oregon corporation
Coffee Bean International LLC
China Mist Brands, Inc., a Delaware corporation
Boyd Assets Co., a Delaware corporation